Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

For Immediate Release
Axalta Names Rakesh Sachdev To Board Of Directors
Former CEO of Platform Specialty Products Corp. and Sigma-Aldrich Corp. Brings Valuable Expertise to Axalta Board
PHILADELPHIA, PA, August 25, 2020 - Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that Rakesh Sachdev has been appointed to its Board of Directors, effective August 24, 2020. Mr. Sachdev will serve on the Company’s Nominating and Corporate Governance Committee and Compensation Committee.
“The Axalta Board of Directors always seeks to optimize the balance of expertise, experience and diversity amongst our directors. In welcoming Rakesh, we are adding to our Board an outstanding leader with a deep knowledge of Axalta’s end markets and business transformation,” said Mark Garrett, Axalta’s Board Chair. “His impressive global business leadership track record and familiarity with automotive and commercial vehicle markets also make him a great fit for the Axalta team.”
“Rakesh’s experience leading innovation-focused organizations makes him an ideal addition to our Board as Axalta seeks to continue to leverage our best-in-class technologies to grow our businesses globally,” added Robert Bryant, Axalta’s Chief Executive Officer. “I am excited to have Rakesh’s voice at the table as we continue to seek opportunities to create and deliver shareholder value.”
With the appointment of Mr. Sachdev, Axalta’s Board is composed of nine directors, all with unique backgrounds and experience in areas important to Axalta’s business, including executive leadership, finance, audit, management consulting and global operations, and in relevant industries, including specialty chemicals and several of Axalta’s end markets.
Mr. Sachdev (64) most recently served as CEO of Platform Specialty Products Corporation, now renamed Element Solutions Inc, a leading global specialty chemicals company, from 2016 to 2019. Prior to that, Mr. Sachdev led Sigma-Aldrich Corporation, a leading S&P 500 global life sciences and technology company, as its President and CEO from 2010 until 2015, when it was acquired by Merck KGaA. Previously, he held executive positions at Meritor, Inc., a global supplier of automotive systems and components, including President of Asia, SVP of Strategy and VP/GM of several of its global businesses. He also spent 18 years at Cummins Inc., a global engine and power systems manufacturer, in various leadership roles, including CFO of its automotive business and Managing Director in Mexico.
Mr. Sachdev received his B.S. in Mechanical Engineering from the Indian Institute of Technology, Delhi in 1977, his M.S. in Mechanical Engineering from the University of Illinois at Urbana-Champaign in 1981, and his M.B.A. from Indiana University in 1986. Mr. Sachdev is currently Chairman of the Board of Regal Beloit Corporation and serves as a board member of Edgewell Personal Care and Avantor, Inc. He is also a senior advisor at New Mountain Capital and serves on its portfolio boards of Aceto Corp. and ILC Dover. He currently serves as a member of the Board of Trustees of Washington University in St. Louis and has in the past served as a board member and Chair of the Federal Reserve Bank of St. Louis.
About Axalta:
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, buildings, pipelines and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @Axalta on Twitter and on LinkedIn.

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